Exhibit 8

GERRISH MCCREARY SMITH, PC

700 Colonial Road, Suite 200

Memphis, Tennessee 38117

April     , 2006

Board of Directors

Heritage Financial Corporation

201 5th Avenue, S.W.

Olympia, Washington 98501

Board of Directors

Western Washington Bancorp

32303 Pacific Highway South

Federal Way, Washington 98003

Re: Federal Income Tax Consequences of Merger of Western Washington Bancorp with and into Heritage Financial Corporation

Ladies and Gentlemen:

We have acted as counsel to Heritage Financial Corporation (“Heritage”) in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of January 24, 2006 (the “Agreement”) by and between Heritage and Western Washington Bancorp (“WWB”). You have requested our opinion regarding certain federal income tax consequences resulting from the transactions contemplated by the Agreement for inclusion as an exhibit to the Registration Statement (the “Registration Statement”) filed by Heritage with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of shares of its common stock, no par value (“Heritage Stock”), issuable pursuant to the Agreement. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

Pursuant to the Agreement, WWB will be merged with and into Heritage pursuant to Washington law and each outstanding share of WWB Stock will be converted into the right to receive a specified combination of Heritage Stock and cash (the “Merger”). Cash will be paid to WWB shareholders in lieu of issuance of fractional shares.

In giving this opinion, we have reviewed, and with your permission we have relied upon, the representations and statements contained in or the facts described in the Agreement, the Registration Statement, and the WWB proxy statement. We also have reviewed such other documents as we have considered necessary and appropriate for the purposes of this opinion.

In giving this opinion, we have with your permission assumed that the representations and statements in the Agreement will be true as of the Effective Date, and that any representation or statement made “to the best of knowledge” or similarly qualified is correct without such qualification. We have also relied upon the accuracy of the Registration Statement. As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We also assume that (a) the Merger will be consummated in accordance with the Agreement, and (b) WWB’s only outstanding stock (as that term is used in Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”)) is the WWB Stock.

Based on the foregoing, and subject to the limitations herein, we are of the opinion that under existing law, upon consummation of the Merger in accordance with the Agreement, for federal income tax purposes:

(a)	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

(b)	No gain or loss will be recognized by Heritage or WWB by reason of the Merger;

(c)	Shareholders of WWB who receive Heritage Stock and cash in exchange for their shares of WWB Stock will recognize gain, but not loss, equal to the lesser of (i) the excess of the sum of the fair market value of the Heritage Stock received by the shareholder in exchange for WWB Stock and the amount of cash received by the shareholder (excluding any cash received in lieu of fractional shares) in exchange for WWB Stock over the

Heritage Financial Corporation

Western Washington Bancorp

April     , 2006

shareholder’s tax basis in the WWB Stock and (ii) the amount of cash received by the WWB shareholder in exchange for the WWB Stock (excluding any cash received in lieu of fractional shares);

(d)	The aggregate tax basis in the shares of Heritage Stock received by a WWB shareholder in the Merger (including fractional shares deemed received and resold) will be the same as the aggregate tax basis in such shareholder’s WWB Stock surrendered, decreased by the amount of cash received (excluding any cash received in lieu of fractional shares) and increased by the amount of gain recognized, if any, as a result of the Merger (but excluding any gain or loss from the deemed receipt and resale of fractional shares);

(e)	The holding period for Heritage Stock received by a WWB shareholder in exchange for WWB Stock will include the period during which the shareholder held WWB Stock surrendered in the exchange, provided that WWB Stock is held as a capital asset at the Effective Time of the Merger; and

(f)	The receipt of cash in lieu of a fractional share of Heritage Stock will be treated as if the fractional share of Heritage Stock was distributed as part of the exchange to the WWB shareholder and then redeemed by Heritage, resulting in gain or loss measured by the difference, if any, between the amount of cash received for such fractional share and the shareholder’s tax basis in the fractional share.

We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. Our opinion does not address among other matters: (a) estate, gift, state, local, or foreign tax consequences of the Merger or the other transactions contemplated by the Agreement; (b) federal income tax consequences of any transaction other than the Merger and the exchange of WWB Stock for both cash and Heritage Stock; (c) federal income tax consequences to WWB shareholders who are subject to special rules under the Code, such as foreign persons, tax–exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, persons who hold their stock other than as a capital asset, persons who hold stock subject to the disqualifying disposition rules of Section 421 of the Code, persons who are subject to the alternative minimum tax, and persons who hold their stock as part of a straddle or conversion transaction; (d) federal income tax consequences affecting shares of WWB Stock acquired upon the exercise of stock options, stock purchase plan rights, or otherwise as compensation; (e) the tax consequences to holders of options to acquire shares of WWB Stock; (f) the effects of the Merger on any payment which is or may be subject to the provisions of Section 280G of the Code; and (g) the tax consequences to Heritage and WWB of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Code.

No ruling has been or will be requested from the Internal Revenue Service as to the tax consequences of the Merger. This opinion represents our best legal judgment, but it is not binding on any governmental agency and is not a guarantee of result. Changes to the Code, regulations, the rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinions expressed herein. By rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. Any material defect in any assumption or representation on which we have relied might adversely affect our opinions.

We furnish this opinion to you solely to support the discussion set forth under the heading “The Merger— Certain Federal Income Tax Consequences” in the Registration Statement, and we do not consent to its use for any other purpose. We hereby consent to be named in the Registration Statement under the foregoing headings and to the filing of a copy of this opinion as Exhibit      to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GERRISH MCCREARY SMITH, PC